Exhibit 99.1

RELEASE: 4:00 PM – September 12, 2014

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

Hudson City Bancorp, Inc. Appoints Denis J. Salamone Chief Executive Officer

Paramus, New Jersey - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), announced that Denis J. Salamone was appointed Chief Executive Officer of the Company and its wholly-owned subsidiary, Hudson City Savings Bank (the “Bank”), effective immediately in accordance with the Company’s plan of succession. Mr. Salamone succeeds Ronald E. Hermance, Jr. who passed away unexpectedly last evening.

Mr. Salamone has served as President and Chief Operating Officer of the Company and the Bank since December 2010, and served as Acting Chairman of the Board and Chief Executive Officer of the Company and the Bank during Mr. Hermance’s medical leave of absence in 2012.

William G. Bardel, lead independent director of the Company’s Board, commented, “The Board has complete confidence in Denis’ leadership of the Company. This transition to a new Chief Executive Officer will not impede the Company’s strategic plans, including the planned merger with M&T.”

Mr. Salamone also commented, “I am deeply appreciative of the Board’s confidence in me and will make every effort to fulfill Ron Hermance’s enduring legacy.”

Hudson City Bancorp, the holding company for Hudson City Savings Bank, maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 135 branch offices in the New York metropolitan and surrounding areas.

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